SUB-INVESTMENT MANAGEMENT AGREEMENT



           This Sub-Investment Management Agreement (this "Agreement") is entered into as of September 8, 1992 by and between American Skandia Life Investment Management, Inc., a Connecticut corporation ("Investment Manager") and Janus Capital Corporation, a Colorado corporation ("Sub-Investment Manager").

           WHEREAS, Investment Manager has entered into an Investment Management Agreement dated September 8, 1992 (the "Investment Management Agreement") with American Skandia Trust, a Massachusetts business trust (the "Trust"), to act as adviser to the JanCap Growth Portfolio, a series of the Trust (the "Portfolio");

           WHEREAS, the Investment Management Agreement provides that Investment Manager may, engage a sub-investment manager to furnish investment information and advice to assist Investment Manager in carrying out its responsibilities under the Investment Management Agreement;

           WHEREAS, Investment Manager and the Trustees of the Trust desire to retain Sub-Investment Manager to render investment adviser services to Investment Manager in the manner and on the terms set forth in this Agreement.

           NOW,  THEREFORE,   in  consideration  of  the  mutual  covenants  and
  agreements set forth in this Agreement, Investment Manager and Sub-Investment Manager agree as follows:

           1.     Sub-Investment Management Services.

                  (a) Sub-Investment Manager shall, subject to the supervision of Investment Manager, manage the investment and reinvestment of the assets of the Portfolio. Sub-Investment Manager is authorized, in its discretion and without prior consultation with Investment Manager, to buy, sell, lend, and otherwise trade in any stocks, bonds, and other securities and investment instruments on behalf of the Portfolio, and so long as consistent with the foregoing, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations. Subject to the investment objectives, policies, and restrictions concerning the Portfolio set forth in the Trust's declaration of trust and in its registration statements under the Investment Company Act of 1940, the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash as Sub-Investment Manager shall determine. Sub-Investment Manager is responsible for compliance with the provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, applicable to the Portfolio.

                  (b) Sub-Investment Manager shall furnish Investment Manager monthly, quarterly, and annual reports concerning transactions and performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of it. Sub-Investment Manager shall permit the financial statements, books and records with respect to the Portfolio to be inspected and audited by the Trust, the Investment Manager, or their agents at all reasonable times during normal business hours. Sub-Investment Manager shall immediately notify and forward to Investment Manager any legal process served upon it on behalf of the Investment Manager or the Trust. Sub-Investment Manager shall also provide Investment Manager with such other information and reports as may reasonably be requested by Investment Manager from time to time. The investment policies and all other actions of the Portfolio are and shall at all times be subject to the control and direction of Investment Manager and the Trustees of the Trust.

                  (c) Sub-Investment Manager shall provide to Investment Manager a copy of Sub-Investment Manager's Form ADV as filed with the Securities and Exchange Commission and a list of persons who Sub-Investment Manager wishes to have authorized to give written and/or oral instructions to Custodians of Trust assets for the Portfolio. Sub-Investment Manager will furnish Investment Manager from time to time with copies, properly certified or otherwise authenticated, of all amendments or supplements to the foregoing, if any, as soon as reasonably practicable.

           2.     Obligations of Investment Manager and the Portfolio.

                  (a) Investment Manager regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for Sub-Investment Manager to perform its responsibilities hereunder.

                  (b) Investment Manager has herewith furnished Sub-Investment Manager a copy of the Portfolio's registration statement currently in effect and agrees during the continuance of this Agreement to furnish Sub-Investment Manager copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Investment Manager agrees to furnish Sub-Investment Manager with minutes of meetings of the Trustees of the Trust applicable to the Portfolio to the extent they may affect the duties of Investment Manager, a certified copy of any financial statements or reports prepared for the Trust, including the Portfolio, by certified or independent public accountants, and with copies of any financial statements or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange, and any further materials or information which Sub-Investment Manager may reasonably request to enable it to perform its functions under this Agreement.

                  (c) Investment Manager shall provide Sub-Investment Manager with reports of its administrator, Provident Financial Processing Corporation, on the monitoring of the Portfolio for compliance with the requirements of
Section 817(h) of the IRC and the rules promulgated thereunder.

           3. Custodian. Investment Manager shall provide Sub-Investment Manager with a copy of the Portfolio's agreement with the Custodian (the "Custodian") designated to hold the assets in the Portfolio and any modification thereto (the "Custody Agreement") in advance. The Portfolio assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement. Sub-Investment Manager shall have no liability for the acts or omissions of the Custodian. Any assets added to the Portfolio shall be delivered directly to the Custodian.

           4. Rights. Investment Manager agrees and acknowledges that Sub-Investment Manager is the sole owner of the name and mark "Janus" and that all use of any designation comprised in whole or part of Janus (a "Janus Mark") under this Agreement shall inure, to the benefit of Sub-Investment Manager. The use by Investment Manager on its own behalf or on behalf of the Portfolio of any Janus Mark in any advertisement or sales literature or other materials promoting the Portfolio shall be with the prior written consent of Sub-Investment Manager. Investment Manager shall not, and Investment Manager shall use its best efforts to cause the Portfolio not to, without prior written consent of Sub-Investment Manager, make representations regarding Sub-Investment Manager in any disclosure document, advertisement or sales literature or other materials promoting the Portfolio. Upon termination of this Agreement for any reason, Investment Manager shall cease, and Investment Manager shall use its best efforts to cause the Portfolio to cease, all use of any Janus Mark(s) as soon as reasonably practicable.

         5. Expenses. Investment Manager shall assume and pay all its organizational, operational, and business expenses not specifically assumed or agreed to be paid by Sub-Investment Manager pursuant hereto, including, without limitation, (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or investment instruments with respect to the Portfolio; and (c) custodian fees and expenses. Any reimbursement of advisory fees required by any expense limitation provision shall be the sole responsibility of Investment Manager. Investment Manager and Sub-Investment Manager shall not be considered as partners or participants in a joint venture. Sub-Investment Manager will pay its own expenses for the services to be provided pursuant to this Agreement to the extent not assumed by Investment Manager above, and will not be obligated to pay any expenses of Investment Manager, the Trust, or the Portfolio.


         6.       Purchase and Sale of Assets.

                  (a) Absent instructions from Investment Manager to the contrary, Sub-Investment Manager shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by Sub-Investment Manager which may include brokers or dealers affiliated with Sub-Investment Manager. Sub-Investment Manager shall hold harmless and indemnify Investment Manager for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Portfolio arising out of the placement of orders for the purchase and sale of securities for the Portfolio with brokers or dealers affiliated with Sub-Investment Manager. Purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of Sub-Investment Manager. Sub-Investment Manager shall use its best efforts to obtain execution of Portfolio transactions at prices which are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received. However, Sub-Investment Manager may select brokers or dealers on the basis that they provide brokerage, research, or other services or products to the Portfolio and/or other accounts serviced by Sub-Investment Manager, provided that Sub-Investment Manager shall use its best efforts to ensure that such services benefit Sub-Investment Manager's accounts, including the Portfolio, equitably. Sub-Investment Manager may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if Sub-Investment Manager deals in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research services or products, may be viewed m terms of either that particular transaction or the overall responsibilities which Sub-Investment Manager and its affiliates have with respect to the Portfolio and to accounts over which they exercise investment discretion, and not all such services or products may be used by Sub-Investment Manager in managing the Portfolio. Sub-Investment Manager shall report on allocations of brokerage transactions effected by affiliated brokers to Investment Manager in accordance with procedures agreed upon by Investment Manager and Sub-Investment Manager.

                    (b) Generally, Sub-Investment Manager's primary consideration in placing Portfolio securities transactions with broker-dealers for execution is to obtain and maintain the availability of execution at the best net price and in the most effective manner possible. Sub-Investment Manager may consider sale of the shares of the Portfolio, as well as recommendations of Investment Manager, subject to the requirements of best net price and most favorable execution. Consistent with this policy, Sub-Investment Manager will take the following into consideration: the best net price available, the reliability, integrity and financial condition of the broker-dealer, the size of and difficulty in executing the order, and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolio on a continuing basis.

           7. Compensation of Sub-Investment Manager. Investment Manager shall pay to Sub-Investment Manager a monthly fee in accordance with the fee schedule attached to this Agreement. Monthly fees shall be calculated by Investment Manager based upon the average daily net assets of the Portfolio (including cash or cash equivalents) for the preceding month for investment advisory services rendered during that preceding month, and shall be payable to Sub-Investment Manager by the fifteenth day of the succeeding month. The fee for the first month during which Sub-Investment Manager shall render investment advisory services under Agreement shall be based upon the number of days the account was open in that month. If this Agreement is terminated, the fee shall be based upon the number of days the account was open during the month in which the Agreement is terminated.

           8. Non-Exclusivity. Investment Manager and the Portfolio agree that the services of Sub-Investment Manager are not to be deemed exclusive and that Sub-Investment Manager and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts. This Agreement shall not in any way limit or restrict Sub-Investment Manager or any of its directors, officers, employees, or agents from buying, selling, or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Sub-Investment Manager of its duties and obligations under this Agreement. Investment Manager and the Portfolio, recognize and agree that Sub-Investment Manager may provide advice to or take action with it to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. Sub-Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Portfolio or Investment Manager m any way or otherwise be deemed an agent of the Portfolio or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Agreement.

          9. Liability. Except as may otherwise be provided by the Investment Company Act of 1940 or federal securities laws, neither Sub-Investment
   Manager nor any of its officers, directors, employees, or agents shall be subject to any liability to Investment Manager, the Portfolio, or any shareholder of the Portfolio for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. Investment Manager and the Portfolio shall hold harmless and indemnify Sub-Investment Manager for any loss, liability, cost, damage, or expense (including reasonable attorneys fees and costs) arising from any claim or demand by any past or present shareholder of the Portfolio that is not based upon the investment advice provided by Sub-Investment Manager pursuant to this Agreement. Sub-Investment Manager shall use its best efforts and good faith in performing its services hereunder, but Investment Manager acknowledges and agrees that Sub-Investment Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of Sub-Investment Manager, whether public or private.

           10. Termination. This Agreement shall remain in full force and effect for one year from the date hereof, and is renewable annually thereafter by agreement of the parties to this Agreement and by specific approval of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the portfolio. Any such renewal shall be approved by a vote of a majority of the Trustees who are not interested persons under the Investment Company Act of 1940, cast in person at a meeting called for the purpose of voting on such renewal. This Agreement may be terminated without penalty at any time by either party upon 60 days written notice to the other party, and will automatically terminate in the event of its assignment, as defined in the Investment Company Act of 1940, or upon termination of the Investment Manager's Agreement with the Trust.


         11. Amendment. This Agreement may be amended only if such amendment is specifically approved by (a) the vote of a majority of the outstanding voting securities of the Portfolio, if required by applicable law, and (b) the vote of a majority of those directors of the Portfolio who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         12.      General.

         (a) Sub-Investment Manager may perform its services through any employee, officer, or agent of Sub-Investment Manager, and Investment Manager shall not be entitled to the advice, recommendation, or judgment of any specific person.

         (b) If any  term or  provision  or this  Agreement  or the  application thereof to any, person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         (c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado exclusive of conflicts of laws.


                                                      AMERICAN SKANDIA LIFE
                                                      INVESTMENT MANAGEMENT INC.




                                                    By /s/Thomas M. Mazzaferro
                                                    Name: Thomas M. Mazzaferro
                                                    Title: Vice President

   Attest:
   /s/Mary Ellen O'Leary
   Mary Ellen O'Leary
   Title: Staff Counsel

                                                      JANUS CAPITAL CORPORATION


                                                       By:  /s/David C. Tucker
                                                       Name: David C. Tucker
                                                       Title: Vice President
   Attest:
   /s/Stephanie L. Stetle
   Stephanie L. Stetle
   Title: Assistant Secretary